Exhibit 17.1

RESIGNATION LETTER

October 25, 2010

Green Energy Live, Inc.
1740 44th Street, Suite 5-230
Wyoming, MI  49519-6443

Gentlemen:

This letter confirms that I, Robert Rosen, hereby resign as a member of the board of directors of Green Energy Live, Inc. (the “Corporation”) effective immediately. My resignation is not the result of any disagreement with the Corporation on any matter relating to its operation, policies (including accounting or financial policies) or practices.

Sincerely,

By: /s/ Robert Rosen
        Robert Rosen